EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-189098, 333-183663, 333-123089, 333-123079, 333-112171, 333-153276 and 333-49344 of Sterling Bancorp on Form S-8; Registration Statement No. 333-125855 of Sterling Bancorp on Form S-3D; and Registration Statement No. 333-179575 of Sterling Bancorp on Form S-3 of our report dated December 9, 2013, with respect to the consolidated financial statements of Sterling Bancorp, and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of Sterling Bancorp for the year ended September 30, 2013.

/s/ Crowe Horwath LLP

New York, New York
December 9, 2013

Crowe Horwath LLP

New York, New York
December 9, 2013